COMPUTATION OF PER SHARE EARNINGS


                                 Six Months Ended       Three Months Ended
                                     June 30                 June 30
                                1994          1993      1994          1993
                                __________________      __________________

                              (Thousands of dollars, except per share data)

PRIMARY
 Average shares outstanding   30,890,262  30,607,058  30,922,092  30,655,879
 Net effect of stock
  options - based on the
  treasury stock method
  using average market price     (1)         (1)         (1)         (1)
                              __________  __________  __________  __________
         TOTAL                30,890,262  30,607,058  30,922,092  30,655,879
                              ==========  ==========  ==========  ==========

 Net income (loss)               $28,380   ($241,525)    $20,634      $9,556
                                 =======   ==========    =======      ======

    Per-share amount               $0.92      ($7.89)      $0.67       $0.31
                                   =====      =======      =====       =====

FULLY DILUTED
 Average shares outstanding   30,890,262  30,607,058  30,922,092  30,655,879
 Net effect of dilutive
  stock options - based
  on the treasury stock
  method using the average
  quarterly market price,
  if higher than exercise
  price                          129,307      80,524     107,740     120,531
                              __________  __________  __________  __________

         TOTAL                31,019,569  30,687,582  31,029,832  30,776,410
                              ==========  ==========  ==========  ==========

NET INCOME (loss)                $28,380   ($241,525)    $20,634      $9,556
                                 =======   ==========    =======      ======

Per-share amount                   $0.91      ($7.87)      $0.66       $0.31
                                   =====      =======      =====       =====



 (1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.




                                     EXHIBIT 11